Exhibit 99.1

CONTACT:

Jill Smith Senior Director, Corporate Communications 240.449.1250 jsmith@panacos.com

Panacos to Present at JPMorgan Healthcare Conference

Watertown, MA (January 3, 2007) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, will present at the 26th Annual JPMorgan Healthcare Conference to be held from January 7-10, 2008 at The Westin St. Francis, San Francisco, CA. Dr. Alan W. Dunton will present a corporate and development update at 8:00 a.m. PST on January 10.

A link to the webcast of Panacos’ presentation will be available for 30 days on the Company’s web site at www.panacos.com.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 33 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV strains,

Panacos to Present at JPMorgan Healthcare Conference – Page 2

including those that are resistant to existing classes of drugs. The Company has completed nine clinical studies of bevirimat in over 400 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a promising safety profile, and is currently in Phase 2b clinical trials. The Company also has a second-generation program in HIV maturation inhibition in clinical testing and a research program to develop oral HIV fusion inhibitors.

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